TerrAscend Appoints Lynn Gefen to Expanded Role of Chief People Officer

TORONTO, November 26, 2024 - TerrAscend Corp. (“TerrAscend” or the “Company”) (TSX: TSND, OTCQX: TSNDF), a leading North American cannabis company, today announced the appointment of Lynn Gefen as Chief People Officer in addition to her existing role as Chief Legal Officer and Corporate Secretary, effective November 12, 2024.

“Lynn has proven to be an exceptional member of our leadership team since she joined TerrAscend in May of 2022. She has brought not only technical expertise, but a passion for culture. With the natural overlap between People programs and the Legal function, Lynn is uniquely positioned to take on this expanded role,” stated Ziad Ghanem, President and Chief Executive Officer of TerrAscend. “Consolidating these roles aligns with our focus on streamlining our operations and optimizing our resources to drive efficiencies while not sacrificing agility” continued Mr. Ghanem.

“Joining TerrAscend has been an extraordinary opportunity, and I am honored to take on these additional responsibilities,” said Lynn Gefen, Chief People and Legal Officer, and Corporate Secretary. “Our people are critical to executing on our ambitious growth strategy heading into 2025 and I look forward to working cross-functionally to drive these programs with our talented team" continued Ms. Gefen.

Prior to her roles at TerrAscend, Ms. Gefen served as Deputy General Counsel, Chief Risk and Compliance Officer, and Assistant Secretary at HomeServe, a publicly traded, independent provider of home repair service solutions. In addition to her roles at HomeServe, Ms. Gefen has worked for Diageo North America, a global leader in beverage alcohol, focusing on regulatory matters, privacy, and compliance, and for Citrix Systems, a multinational cloud computing and virtualization technology company, where she led a team with global responsibility for corporate and compliance matters including securities, commercial transactions, litigation, governance, and employment. Ms. Gefen began her legal career as an associate at Thacher Proffitt & Wood and Holland & Knight. Ms. Gefen received a J.D. from American University and a Bachelor of Arts from the University of Florida.

The Toronto Stock Exchange (“TSX”) has neither approved nor disapproved the contents of this news release. Neither the TSX nor any securities regulator accepts responsibility for the adequacy or accuracy of this release.

About TerrAscend

TerrAscend is a leading TSX-listed cannabis company with interests across the North American cannabis sector, including vertically integrated operations in Pennsylvania, New Jersey, Maryland, Michigan and California through TerrAscend Growth Corp. and retail operations in

Canada through TerrAscend Canada Inc. TerrAscend operates The Apothecarium, Gage and other dispensary retail locations as well as scaled cultivation, processing, and manufacturing facilities in its core markets. TerrAscend’s cultivation and manufacturing practices yield consistent, high-quality cannabis, providing industry-leading product selection to both the medical and legal adult-use markets. The Company owns or licenses several synergistic businesses and brands including Gage Cannabis, The Apothecarium, Cookies, Lemonnade, Ilera Healthcare, Kind Tree, Legend, State Flower, Wana, and Valhalla Confections. For more information visit www.terrascend.com.

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Cannabis remains a Schedule I drug under the US Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute, or possess cannabis in the United States. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable US federal money laundering legislation.

While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve TerrAscend of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against TerrAscend. The enforcement of federal laws in the United States is a significant risk to the business of TerrAscend and any proceedings brought against TerrAscend thereunder may adversely affect TerrAscend's operations and financial performance.

Forward Looking Information

This news release contains “forward-looking information” within the meaning of applicable securities laws. Forward-looking information contained in this press release may be identified by the use of words such as, “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe, “intend”, “plan”, “forecast”, “project”, “estimate”, “outlook” and other similar expressions, and include statements with respect to the Company’s expectations regarding streamlining of its operations or execution of its growth plans. Forward-looking information is not a guarantee of future performance and is based upon a number of estimates and assumptions of management in light of management’s experience and perception of trends, current conditions and expected developments, as well as other factors relevant in the circumstances, including assumptions in respect of current and future market conditions, the current and future regulatory environment, and the availability of licenses, approvals and permits.

Although the Company believes that the expectations and assumptions on which such forward-looking information is based are reasonable, undue reliance should not be placed on the forward-looking information because the Company can give no assurance that they will prove to be correct. Actual results and developments may differ materially from those contemplated by these statements. Forward-looking information is subject to a variety of risks and uncertainties that could cause actual events or results to differ materially from those projected in the forward-looking information. Such risks and uncertainties include, but are not limited to, current and future market conditions; risks related to federal, state, provincial, territorial, local and foreign government laws, rules and regulations, including federal and state laws in the United States relating to cannabis operations in the United States; and the risk factors set out in the Company’s most recently filed MD&A, filed with the Canadian securities regulators and available under the Company’s profile on SEDAR+ at www.sedarplus.ca and in the section titled “Risk Factors” in the Company’s Annual Report for the year ended December 31, 2023 filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2024, as updated by its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 to be filed with the SEC.

The statements in this press release are made as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking information, whether, as a result of new information, future events, or results or otherwise, other than as required by applicable securities laws.

For more information regarding TerrAscend:
Keith Stauffer
Chief Financial Officer
ir@terrascend.com
717-343-5386